                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                             SIERRACITIES.COM INC.
                    (FORMERLY FIRST SIERRA FINANCIAL, INC.)
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                  826521 10 6
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1 (b)
         [ ]      Rule 13d-1 (c)
         [X]      Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be `filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). 1.

CUSIP NO. 826521 10 6                                          Page 2 of 10
-------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSON
         REDSTONE GROUP, LTD.

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
-------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)      [ ]
                                                                (b)      [X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-------------------------------------------------------------------------------
                                 |
                                 |        5.       SOLE VOTING POWER
               NUMBER OF         |
                                 |                 1,183,151
                SHARES           |
                                 |        6.       SHARED VOTING POWER
             BENEFICIALLY        |
                                 |                 -0-
               OWNED BY          |
                                 |        7.       SOLE DISPOSITIVE POWER
                 EACH            |
                                 |                 1,183,151
               REPORTING         |
                                 |        8.       SHARED DISPOSITIVE POWER
                PERSON           |
                                 |                 -0-
                 WITH            |
                                 |
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,183,151
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                             [  ]

-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.22%
-------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         PN

CUSIP NO. 826521 10 6                                          Page 3 of 10
-------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         REDSTONE, INC.

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
-------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OFA GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-------------------------------------------------------------------------------
                                 |
               NUMBER OF         |        5.       SOLE VOTING POWER
                                 |
                SHARES           |                 1,183,151
                                 |
             BENEFICIALLY        |        6.       SHARED VOTING POWER
                                 |
               OWNED BY          |                 -0-
                                 |
                 EACH            |        7.       SOLE DISPOSITIVE POWER
                                 |
               REPORTING         |                 1,183,151
                                 |
                PERSON           |        8.       SHARED DISPOSITIVE POWER
                                 |
                 WITH            |                 -0-
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,183,151
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                     [  ]
-------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.22%
-------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         CO

CUSIP NO. 826521 10 6                                          Page 4 of 10
-------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSON
         DAVID L. SOLOMON

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
-------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OFA GROUP*
                                                                     (a)[ ]
                                                                     (b)[X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-------------------------------------------------------------------------------
                                 |
               NUMBER OF         |        5.       SOLE VOTING POWER
                                 |
                SHARES           |                 629,849
                                 |
             BENEFICIALLY        |        6.       SHARED VOTING POWER
                                 |
               OWNED BY          |                 1,183,151
                                 |
                 EACH            |        7.       SOLE DISPOSITIVE POWER
                                 |
               REPORTING         |                 629,849
                                 |
                PERSON           |        8.       SHARED DISPOSITIVE POWER
                                 |
                 WITH            |                 1,183,151
                                 |
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,813,000
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                       [  ]
-------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.53%
-------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 826521 10 6                                          Page 5 of 10
-------------------------------------------------------------------------------

1.       NAME OF REPORTING PERSON
         DAVID C. SHINDELDECKER

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
-------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OFA GROUP*
                                                                (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
-------------------------------------------------------------------------------
                                |
               NUMBER OF        |         5.       SOLE VOTING POWER
                                |
                SHARES          |                  84,867
                                |
             BENEFICIALLY       |         6.       SHARED VOTING POWER
                                |
               OWNED BY         |                  1,183,151
                                |
                 EACH           |         7.       SOLE DISPOSITIVE POWER
                                |
               REPORTING        |                  84,867
                                |
                PERSON          |         8.       SHARED DISPOSITIVE POWER
                                |
                 WITH           |                  1,183,151
                                |
-------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,268,018
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                       [  ]
-------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.66%

-------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 826521 10 6                                          Page 6 of 10
-------------------------------------------------------------------------------


Item 1(a)                  Name of Issuer:

                           SierraCities.com Inc.
-------------------------------------------------------------------------------

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           600 Travis Street, Suite 7050
                           Houston, Texas 77002
-------------------------------------------------------------------------------

Item 2(a)                  Name of Person Filing:

                           Redstone Group, Ltd., a Texas limited partnership, Redstone, Inc., a Texas corporation, that is also the sole general partner of Redstone Group, Ltd., David L. Solomon and David C. Shindeldecker. Mr. Solomon and Mr. Shindeldecker are each executive officers and the sole shareholders of Redstone, Inc., the sole general partner of Redstone Group, Ltd., and each have the power to direct the disposition or votes of the shares of Common Stock of First Sierra Financial, Inc. that are the subject of this Schedule 13(G). Each of such
                           persons are hereinafter referred to collectively as `Reporting Person.'
-------------------------------------------------------------------------------

Item 2(b)                  Address of Principal  Business Office:

                           109 North Post Oak Lane, Suite 200
                           Houston, Texas  77024
-------------------------------------------------------------------------------

Item 2 (c)                 Citizenship:

                           Redstone Group, Ltd. Is a Texas limited
                           partnership. Redstone, Inc. is a Texas corporation. Messrs. Solomon and Shindeldecker are each citizens of the United States of America.
-------------------------------------------------------------------------------

Item 2(d)                  Title of Class of Securities:

                           Common Stock, $0.01 par value
-------------------------------------------------------------------------------

Item 2 (e)                 CUSIP Number:

                           826521 10 6
-------------------------------------------------------------------------------

CUSIP NO. 826521 10 6                                          Page 7 of 10
-------------------------------------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [  ]    Broker or Dealer registered under Section 15 of
                              the Act.

                  (b) [  ]    Bank as defined in Section 3(a)(6) of the Act.


                  (c) [  ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act.

                  (d) [  ]    Investment Company registered under Section 8
                              of the Investment Company Act.

                  (e) [  ]    An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(D);

                  (f) [  ]    An employee benefit plan endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [  ]    A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h) [  ]    A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i) [  ]    A church plan that is excluded from the
                              definition of an investment company under Section
                              3(c)(14) of the Investment Company Act;

                  (j) [  ]    Group, in accordance with Rule 13d-1(b)()(ii)(J).

                   If this statement is filed pursuant to Rule 13d-1(c), check
                   this box.                                           [  ]

-------------------------------------------------------------------------------

Item 4(a)         Amounts Beneficially Owned:

                  Redstone Group, Ltd.                        1,183,151
                  Redstone, Inc.                              1,183,151
                  David L. Solomon                            1,813,000
                  David C. Shindeldecker                      1,268,018
-------------------------------------------------------------------------------

CUSIP NO. 826521 10 6                                          Page 8 of 10
-------------------------------------------------------------------------------

Item 4(b)         Percent of Class:

                  Redstone Group, Ltd.                        6.22%
                  Redstone, Inc.                              6.22%
                  David L. Solomon                            9.53%
                  David C. Shindeldecker                      6.66%

-------------------------------------------------------------------------------

Item 4(c)         Number of shares as to which such person has:

                  (i)   sole  power to vote or to direct the vote:

                        Redstone Group, Ltd.                    1,183,151
                        Redstone, Inc.                          1,183,151
                        David L. Solomon                          629,849
                        David C. Shindeldecker                     84,867

                  (ii)  shared power to vote or to direct the vote:

                        Redstone Group, Ltd.                        -0-
                        Redstone, Inc.                              -0-
                        David L. Solomon                        1,183,151
                        David C. Shindeldecker                  1,183,151

                  (iii) sole power to dispose or to direct the disposition of:

                        Redstone Group, Ltd.                    1,183,151
                        Redstone, Inc.                          1,183,151
                        David L. Solomon                          629,849
                        David C. Shindeldecker                     84,867

                  (iv)  shared power to dispose or to direct the disposition of:

                        Redstone Group, Ltd.                        -0-
                        Redstone, Inc.                              -0-
                        David L. Solomon                        1,183,151
                        David C. Shindeldecker                  1,183,151

-------------------------------------------------------------------------------
Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

CUSIP NO. 826521 10 6                                          Page 9 of 10
-------------------------------------------------------------------------------

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

-------------------------------------------------------------------------------
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

-------------------------------------------------------------------------------
Item 8            Identification and Classification of Members of the Group:

                  Not applicable

-------------------------------------------------------------------------------
Item 9            Notice of Dissolution of Group:

                  Not applicable

-------------------------------------------------------------------------------
Item 10           Certification:

                  By signing below, each of the reporting persons certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 826521 10 6                                          Page 10 of 10
-------------------------------------------------------------------------------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated: February 8, 2001

                                REDSTONE GROUP, LTD.

                                By:  Redstone, Inc., General Partner

                                         By:  /s/ STEVEN D. LERNER
                                            --------------------------------
                                                  Steven D. Lerner

                                                  Executive Vice President



                                REDSTONE, INC.



                                         By: /s/ STEVEN D. LERNER
                                            --------------------------------
                                                  Steven D. Lerner

                                                  Executive Vice President


                                         /s/ DAVID L. SOLOMON
                                         -----------------------------------

                                         David L. Solomon


                                         /s/ DAVID C. SHINDELDECKER
                                         -----------------------------------

                                         David C. Shindeldecker